KERYX BIOPHARMACEUTICALS NAMES MARK STIER, CPA CHIEF ACCOUNTING OFFICER

Keryx Biopharmaceuticals (NASDAQ:KERX) today announced that Mark Stier, CPA, has joined the Company as Vice President and Chief Accounting Officer, with responsibility for overseeing all accounting practices and policies for the organization.

Mr. Stier joins Keryx with over 20 years of corporate finance, compliance and accounting information systems experience in the pharmaceutical industry.  Prior to joining Keryx, from 2004 to 2006, he was with Reliant Pharmaceuticals as Vice President and Chief Information Officer with specific attention to financial compliance.  From 1999 to 2003, he served as President of U.S. Generic Pharmaceuticals of Alpharma, a publicly-traded generic pharmaceutical company. Prior to that he served as Vice President of Finance and Chief Financial Officer of Alpharma’s U.S. pharmaceuticals division.  From 1990 to 1998, he held a variety of financial and accounting positions with Cambrex, a publicly-traded pharmaceutical and specialty chemical company, where for five years he served as Divisional Chief Financial Officer and Controller.  He also held corporate finance positions with several other companies including Fisher Scientific and Squibb.

“We welcome Mark as the first of several planned key hires to enhance our corporate compliance capabilities and commercial operations infrastructure to manage our expected growth over the next 12-24 months as we prepare for the potential launch of Sulonex™.  Mark’s significant senior-level accounting and commercial operations experience will provide the Company with additional expertise in this critical area,” said Michael S. Weiss, Chairman and Chief Executive Officer of Keryx.

Mr. Stier was granted 100,000 options pursuant to an inducement grant. The exercise price of the options is $11.11, and the options will vest over four years.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals, Inc. is focused on the acquisition, development and commercialization of medically important, novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer. Keryx's lead compound under development is Sulonex(TM), previously referred to as KRX-101, a first-in-class, oral heparinoid compound for the treatment of diabetic nephropathy, a life-threatening kidney disease caused by diabetes. Sulonex is in a pivotal Phase III and Phase IV clinical program under a Special Protocol Assessment with the Food & Drug Administration. Additionally, Keryx is developing Zerenex(TM), an oral, inorganic, iron-based compound that has the capacity to bind phosphate and form non-absorbable complexes. Zerenex is currently in Phase II clinical development for the treatment of hyperphosphatemia (elevated serum phosphorous levels) in patients with end- stage renal disease. Keryx is also developing clinical-stage oncology compounds, including KRX-0401, a novel, first-in-class, oral modulator of Akt, a pathway associated with tumor survival and growth, and other important signal transduction pathways. KRX-0401 is currently in Phase II clinical development for multiple tumor types. Keryx also has an active in-licensing and acquisition program designed to identify and acquire additional drug candidates. Keryx is headquartered in New York City.

KERYX CONTACT: Ronald C. Renaud Jr.
Chief Financial Officer, Treasurer
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5965